Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,000,000	$644

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

June 2014
Pricing Supplement
Registration Statement No. 333-180289
June 11, 2014
Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$5,000,000 Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

The notes offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “basket” and the “basket component” set forth below. At maturity, we will pay for each note the principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the closing levels of the basket components during the determination period occurring in the final year of the term of the notes, subject to the maximum payment at maturity. These long-dated notes are for investors who are concerned about principal risk, but seek an equity indices-based return, and who are willing to forgo current income and upside above the maximum payment at maturity in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any. All payments on the notes are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	December 16, 2022, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Basket:	The basket is weighted and composed of two indices (each, a “basket component”), as set forth in the table below.

Basket component	Bloomberg ticket symbol	Component weighting	Initial component value
S&P MidCap 400® Index (“MID”)	MID	1/2	1,405.76
Russell 1000® Index (“RIY”)	RIY	1/2	1,084.092

Aggregate principal amount:	$5,000,000
Payment at maturity:

•     If the final value is greater than the initial value:

$10 + supplemental redemption amount, if any

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final value is less than or equal to the initial value:

$10

The payment at maturity will not be less than $10 per note regardless of the performance of the basket. All payments on the notes are subject to the credit risk of HSBC.

Supplemental redemption amount:	(i) $10 times (ii) the percent change, provided that the supplemental redemption amount will not be less than $0.
Percent change:	(final value – initial value) / initial value
Initial value:	Set equal to 100 on the pricing date
Final value:	100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Basket component return:	(average component level – initial component level) / initial component level
Initial component level:	With respect to each basket component, its closing level on the pricing date, as indicated in the table above.
Average component level:	With respect to each basket component, the arithmetic average of the closing levels of that basket component on each trading day during the period (the “determination period”) from and including September 14, 2022 to and including December 13, 2022 (each, a “determination date”). The determination dates are subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Closing level:	With respect to each basket component, its closing level on any scheduled trading day, as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page (with respect to the MID, “MID <INDEX>” and with respect to the RIY, “RIY <INDEX>”) or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Maximum payment at maturity:	$20 per note
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	June 11, 2014
Original issue date:	June 16, 2014 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the notes, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any.”
CUSIP:	40434C386
ISIN:	US40434C3869
Listing:	The notes will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$5,000,000	$175,000	$4,825,000

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each note they sell. See “Supplemental plan of distribution (conflicts of interest).”

The estimated initial value of the notes as of the pricing date is $9.47 per note, which is less than the price to public. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 4 of this document for additional information.

Investment in the notes involves certain risks. See “Risk Factors” beginning on page 4 of this pricing supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the notes, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

Investment Summary

Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

The Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022 (the “notes”) can be used:

▪	As an alternative to direct exposure to the basket that provides 1:1 return for a certain range of positive performance of the basket.

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, subject to the maximum payment at maturity.

▪	To avoid loss in the event of a decline of the basket during the determination period. All payments on the notes are subject to the credit risk of HSBC.

Maturity:	Eight and one half years
Maximum payment at maturity:	$20 per note, subject to the credit risk of HSBC
Minimum payment at maturity:	$10 per note, subject to the credit risk of HSBC
Interest:	None

Key Investment Rationale

The notes offer 1:1 upside on the positive performance of the basket, subject to a maximum payment at maturity of $20 per note. Investors can use the notes to avoid loss in the event of a decline of the basket, as measured based on the levels of the basket components during the three-month determination period. All payments on the notes are subject to the credit risk of HSBC.

Upside Performance	The notes offer investors an opportunity to capture 1:1 return for a certain range of positive performance of the basket relative to a direct investment in the securities included in the basket components.
Repayment of Principal	At maturity, even if the basket has declined over the term of the notes, you will receive your stated principal amount.
Upside Scenario	The value of the basket increases and, at maturity, the notes will pay the stated principal amount of $10 plus 100% of the percent change, subject to a maximum payment at maturity of $20 per note.
Par and Downside Scenario	The value of the basket does not change or declines and, at maturity, the notes will pay the stated principal amount of $10.

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

How the Notes Work

Payoff Table

The payoff table below illustrates the payment at maturity on the notes are based on the following terms:

Stated principal amount:	$10 per note
Maximum payment at maturity:	$20 per note
Initial value:	100

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of final values, and does not cover the complete range of possible payouts at maturity.

Percent change	Final value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 note
200%	300	$10.00	$20.00	$20.00	100%
180%	280	$10.00	$18.00	$20.00	100%
160%	260	$10.00	$16.00	$20.00	100%
140%	240	$10.00	$14.00	$20.00	100%
120%	220	$10.00	$12.00	$20.00	100%
100%	200	$10.00	$10.00	$20.00	100%
80%	180	$10.00	$8.00	$18.00	80%
60%	160	$10.00	$6.00	$16.00	60%
40%	140	$10.00	$4.00	$14.00	40%
20%	120	$10.00	$2.00	$12.00	20%
0%	100	$10.00	N/A	$10.00	0%
-10%	90	$10.00	N/A	$10.00	0%
-20%	80	$10.00	N/A	$10.00	0%
-30%	70	$10.00	N/A	$10.00	0%
-40%	60	$10.00	N/A	$10.00	0%
-50%	50	$10.00	N/A	$10.00	0%
-60%	40	$10.00	N/A	$10.00	0%
-70%	30	$10.00	N/A	$10.00	0%
-80%	20	$10.00	N/A	$10.00	0%
-90%	10	$10.00	N/A	$10.00	0%
-100%	0	$10.00	N/A	$10.00	0%

How it works

▪	Upside Scenario: If the final value is greater than the initial value, investors would receive the $10 stated principal amount plus 100% of the appreciation of the basket over the term of the notes, subject to the maximum payment at maturity of $20 per note.
▪	For example, if the basket appreciates 4%, investors would receive a 4% return, or $10.40 per note.
▪	For example, if the basket appreciates 160%, investors would receive only the maximum payment at maturity of $20 per note, or a 100% return.
▪	Par and Downside Scenario: If the final value is less than or equal to the initial value, investors would receive the stated principal amount of $10 per note. For example, if the basket depreciates 20%, investors would receive the $10 stated principal amount.

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in any of the stocks comprising the basket components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the notes described in the following sections:

“—Risks Relating to All Note Issuances” in the prospectus supplement; and

“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The notes do not pay interest and may not pay more than the stated principal amount at maturity. The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest. In addition, if the final value is equal to or less than the initial value, you will receive for each note that you hold a payment at maturity of only the stated principal amount of each note, subject to the credit risk of HSBC. Your return on the notes may be less than the return available on a conventional fixed or floating rate debt security with a similar maturity, and may not be sufficient to offset factors, such as inflation, that affect the time value of money.

▪	The supplemental redemption amount, if any, is based on the arithmetic average of the closing levels of the basket components during the three-month determination period, and therefore, the payment at maturity may be less than if it were based solely on the closing levels of the basket components on the final determination date. The supplemental redemption amount, if any, will be calculated by reference to an average of the closing levels of the basket components during the three-month determination period. Therefore, in calculating the average component levels and the final value at maturity, positive performance of the basket components on some determination dates may be moderated, or wholly offset, by lesser or negative performances on other determination dates. Similarly, the average component level of each basket component may be less than its closing level on the final determination date, and as a result, the payment at maturity you receive may be less than if it were based solely on the closing levels of the basket components on the final determination date. Investing in the notes is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the basket components without averaging.

▪	The amount payable on the notes is not linked to the levels of the basket components at any time other than during the determination period. The final value will be based on the closing levels of the basket components during the determination period. Even if the levels of the basket components appreciate prior to the determination period but then decreases as of any determination day to at or below their respective initial component levels, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the levels of the basket components prior to such decrease or decreases. Although the actual levels of the basket components on the stated maturity date or at other times during the term of the notes may be higher than their respective initial component levels, the payment at maturity will be based solely on the closing levels of the basket components during the determination period.

▪	The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $20 per note. Any increase in the final value over the initial value by more than 100% of the initial value will not further increase the return on the notes.

▪	Credit risk of HSBC USA Inc. The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. The payments on the notes depend on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

▪	Changes in the levels of the basket components may offset each other. Movements in the levels of the basket components may not correlate with each other. At a time when the level of one basket component increases, the level of the other basket component may not increase as much or may even decline. Therefore, in calculating the final value of the basket and the payment at maturity, increases in the level of one basket component may be moderated, or more than offset, by lesser increases or declines in the level of the other basket component.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the notes in the secondary market, including: the value, volatility and dividend yield, as applicable, of the basket components and the

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

securities underlying the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪	Investing in the notes is not equivalent to investing in the securities included in the basket components. Investing in the notes is not equivalent to investing in the securities underlying the basket components. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks that constitute the basket components. In addition, the average component level of each basket component will not reflect the value of dividends paid or distributions made on the securities included in that basket component or any other rights associated with those securities; therefore, any return on the notes may be less than the return on a direct investment in the securities included in the basket components.

▪	Adjustments to the basket components could adversely affect the value of the notes. The sponsors of the basket components may add, delete or substitute the stocks constituting the basket components, or make other methodological changes. Further, the sponsors may discontinue or suspend calculation or publication of the basket components at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The estimated initial value of the notes, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the notes in the secondary market, if any. The estimated initial value of the notes was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you. We determined the value of the embedded derivatives in the notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the notes and the costs associated with structuring and hedging our obligations under the notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you..

▪	If HSBC Securities (USA) Inc. were to repurchase your notes immediately after the original issue date, the price you receive may be higher than the estimated initial value of the notes. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 20 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. HSBC Securities

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

(USA) Inc. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the notes. As calculation agent, HSBC or one of its affiliates has determined the initial component levels and will determine the average component level of each basket component, the final value of the basket, and the amount of cash you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or calculation of the average component level of a basket component in the event of a discontinuance of that basket component, may adversely affect the payout to you at maturity. Although the calculation agent has made and will make all determinations and take all action in relation to the notes in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the initial component levels and the closing levels of the basket components during the determination period, that might affect the value of your notes.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates has carried out and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components, as well as in other instruments related to the basket components. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial component levels of one or both of the basket components, and therefore, could have increased the levels at which the basket components must close so that an investor may receive a positive return on the notes. Additionally, such hedging or trading activities during the term of the notes, including during the determination period, could adversely affect the levels of the basket components during the determination period and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes.

▪	Mid-capitalization companies risk. The MID tracks companies that are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the MID may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded, making it difficult for the MID to track them. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	Tax treatment. We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Under the terms of the notes, you agree to treat the notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the notes until maturity. For a discussion of certain of the U.S. federal income tax consequences of your investment in a notes, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

Information About the Basket

The following graph illustrates the hypothetical daily historical performance of the basket from January 1, 2008 through June 11, 2014 based on information from the Bloomberg Professional® service, if the value of the basket were set to equal 100 on January 1, 2008. The hypothetical historical performance reflects the performance the basket would have exhibited based on the actual historical performance of the basket components. Neither the hypothetical historical performance of the basket nor the actual historical performance of the basket components should be taken as indications of future performance.

We cannot give you assurance that the performance of the basket will result in the return of your initial investment. All payments on the notes are subject to the credit risk of HSBC.

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Market-Linked Notes Based on a Basket of Two Equity Indices due December 16, 2022

Information About the Basket Components

The S&P MidCap 400® Index

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $500 million to $11.4 billion and covers over 7% of the United States equities market. The calculation of the index level is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of June 11, 2014 were: Financials, Industrials, Information Technology, Consumer Discretionary and Health Care.

In September 2012, the reference sponsor, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the MID.

For more information about the MID, see “The S&P MidCap 400® Index” beginning on page S-14 of the accompanying Equity Index Underlying Supplement.

Historical Information

The following graph sets forth the historical performance of the MID based on the daily historical closing levels from January 1, 2008 through June 11, 2014. The closing level of the MID on June 11, 2014 was 1,405.76. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the MID should not be taken as an indication of its future performance, and no assurance can be given as to the levels of the MID during the determination period.

Historical Performance of the MID – Daily Closing levels January 1, 2008 to June 11, 2014

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P MidCap 400®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P MidCap 400® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the

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advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by HSBC, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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The Russell 1000® Index

We have derived all information relating to the RIY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Russell Investment Group (“Russell”).  Russell is under no obligation to continue to publish, and may discontinue or suspend the publication of the RIY at any time.

Russell publishes the RIY

RIY is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of 1,000 companies incorporated and domiciled in the United States and its territories.  All 1,000 stocks are traded on the New York Stock Exchange or NASDAQ, and form a part of the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

RIY consists of the largest 1,000 companies included in the Russell 3000® Index.  RIY is designed to track the performance of the large capitalization segment of the United States equity market. The RIY represents approximately 92% of the U.S. market.

Only stocks belonging to companies domiciled in the U.S. are allowed into RIY.  Preferred and convertible preferred stock, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, blank check companies, special purpose acquisition companies, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from RIY.  Due to SEC treatment of AFFE reporting, Business Development Companies are no longer eligible, effective June 2014 annual rebalance. Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in RIY, although exceptions to this general rule have been made where Russell has determined that each class of securities acts independently of the other.  Stocks must trade at or above $1.00 on the last trading day in May of each year to be eligible for inclusion in RIY.  However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below.  Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies.  As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.

Computation of RIY

RIY is a capitalization-weighted index.  RIY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date.  RIY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 1,000 stocks.  The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of RIY on the base date of December 31, 1978.  The most recently traded price for a security will be used in determining RIY.  If a component security is not open for trading, the most recently traded price for that stock will be used.  The divisor is adjusted to reflect certain events in order to provide consistency for RIY.  The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes.  Available shares are considered to be available for trading.  Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in SEC filings.

Annual reconstitution is the process by which RIY is completely rebuilt.  Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment.  Companies may get bigger or smaller over time, or change in style characteristics.  Reconstitution ensures that the correct companies are represented in RIY.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in SEC filings.  Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – shares of corporations that have Employee Stock Ownership Plans (“ESOP”) or Leveraged Employee Stock Ownership Plans (“LESOP”) that comprise 10.00% or more of the shares outstanding are adjusted;

•	Corporate cross-owned shares – when shares of a company in RIY are held by another company also in RIY, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•	Large private and corporate shares – when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes – classes of common stock that are not traded on a United States securities exchange or NASDAQ.

 The following summarizes the types of RIY maintenance adjustments and indicates whether or not an index adjustment is required.

•	“No Replacement” Rule – Securities that leave RIY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in RIY will fluctuate according to corporate activity.

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•	Rule for Corporate Action-Driven Changes – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from RIY at the open of trading on the ex-date using the previous day's closing prices.

•	When acquisitions or mergers take place within RIY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of RIY. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 2000® Index), the shares for the acquiring stock were not adjusted until month end.

•	Deleted Stocks – When deleting stocks from RIY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the over-the-counter (“OTC”) Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

•	Additions for Spin-Offs – Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in RIY at the latest reconstitution.

•	Quarterly IPO Additions – Eligible companies that have recently completed an initial public offering (“IPO”) are added to RIY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to RIY using their industry's average style probability established at the latest constitution.

In order for a company to be added to RIY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements.  Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in RIY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, RIY is updated for changes to shares outstanding as companies report changes in share capital to the SEC.  Only cumulative changes to shares outstanding greater than 5.00% are reflected in RIY.  This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Information

The following graph sets forth the historical performance of the RIY based on the daily historical closing levels from January 1, 2008 through June 11, 2014. The closing level of the RIY on June 11, 2014 was 1,084.092. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the RIY should not be taken as an indication of its future performance, and no assurance can be given as to the levels of the RIY during the determination period.

Historical Performance of the RIY – Daily Closing Levels January 1, 2008 to June 11, 2014

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License Agreement

The notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities, generally or in the notes particularly or the ability of the Russell 1000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 1000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 1000® Index is based. Russell’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of Russell and of the Russell 1000® Index which is determined, composed and calculated by Russell without regard to the HSBC USA Inc. or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the notes. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes:

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 1000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO THE OBTAINED BY HSBC USA INC., INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 1000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 1000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 1000® Index is a trademark of Russell and has been licensed for use by HSBC USA Inc. The notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the notes.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Minimum ticketing size:	$1,000 / 100 notes
Denominations:	$10 per note and integral multiples thereof
Interest:	None
Tax considerations:

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. We intend to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree to treat the notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of our counsel, Morrison & Foerster LLP, it is reasonable to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes, as described in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Based on the factors described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments,” we have determined that the comparable yield of the notes, solely for U.S. federal income tax purposes, will be a rate of 3.27% per annum, compounded annually. Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the comparable yield, we have determined that the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $13.14 due at maturity. You should read the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period, based upon the comparable yield set forth above.

Accrual Period	OID Deemed to Accrue During Accrual Period (Per Note)	Total OID Deemed to Have Accrued from Original Issue Date (Per Note) As of End of Accrual Period
Original Issue Date through December 31, 2014	$0.18	$0.18
January 1, 2015 through December 31, 2015	$0.33	$0.51
January 1, 2016 through December 31, 2016	$0.34	$0.85
January 1, 2017 through December 31, 2017	$0.35	$1.20
January 1, 2018 through December 31, 2018	$0.37	$1.57
January 1, 2019 through December 31, 2019	$0.38	$1.95
January 1, 2020 through December 31, 2020	$0.39	$2.34
January 1, 2021 through December 31, 2021	$0.40	$2.74
January 1, 2022 through the Maturity Date	$0.40	$3.14

However, the ordinary income reported in the taxable year the notes mature will be adjusted to reflect the actual payment received at maturity. The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

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If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders.”

We will not attempt to ascertain whether any of the entities whose stock is included in the basket components would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the basket components is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

For a further discussion of U.S. federal income tax consequences related to each note, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Events of default and acceleration:

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement.  In that case, the three-month period preceding the date of acceleration will be used as the determination period for purposes of determining the average basket levels.  If a market disruption event exists with respect to any basket component on the scheduled trading day preceding the date of acceleration, then the accelerated final determination date will be postponed as to the applicable basket component(s) for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled determination dates).  The accelerated maturity date will be the third business day following such accelerated postponed final determination date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes.  For more information, see “Description of Debt Securities—Senior Debt Securities — Events of Default” in the accompanying prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment when offices or settlement systems are closed:	If any payment is due on the notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the notes and will receive a fee of $0.35 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.35 for each note they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Where you can find more information:

This pricing supplement relates to an offering of securities linked to the basket components. The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of notes relates to the basket components, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the basket components or any component security included in the basket components or as to the suitability of an investment in the notes.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

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You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and Equity Index Underlying Supplement dated March 22, 2012. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the accompanying prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm
Validity of the notes:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

This document provides a summary of the terms and conditions of the notes. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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